October 22, 1997


Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings of Tera Computer Company, a Washington corporation (the "Company"), in connection with the March 1997 issuance to eight accredited investors of 299,332 shares of Common Stock (the "March Shares") and warrants exercisable into 68,167 shares of Common Stock; the April 1997 issuance to H.J. Meyers & Co., Inc., of a warrant to purchase 700,000 shares of Common Stock; and the July 1997 issuance to H.J. Meyers & Co., Inc., of a warrant to purchase 300,000 shares of Common Stock. The warrants referenced above are collectively referred to herein as the "Warrants."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and its present corporate status. Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, with full corporate power to issue the March Shares, the Warrants, and the shares of Common Stock reserved for issuance upon exercise of the Warrants.

     2. The March Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     3. The Warrants have been duly authorized and validly issued.

     4. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action and, when issued upon such exercise, will be validly issued, fully paid, and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission relating to the shares of Common Stock issued in March 1997 and issuable upon exercise of the Warrants, and the use of this opinion in connection with the qualification of such shares of Common Stock under the applicable securities laws of any state.

                                   Very truly yours,

                                   KENNETH W. JOHNSON

                                   Kenneth W. Johnson
                                   General Counsel